Exhibit 10.3

Employment Agreement

THIS EMPLOYMENT AGREEMENT is made as of the date of                    by Cathay Industrial Biotech Ltd.  with an office in Shanghai(the “Employer”) to                        (the “Employee”).

WHEREAS:

1.               The Employer is engaged in R&D and production of chemicals, food additives and pharmaceutical products in China.

2.               The Employer and the Employee have agreed to enter into an employment relationship for their mutual benefit;

THIS OFFER witnesses that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1. Duties

The Employer appoints the Employee to undertake the duties and exercise the powers of                 and to exercise such additional powers as may be requested of the Employee by                         of the Employer (“the Supervisors”), and in the other offices to which she may be appointed by the subsidiary companies of the Employer, and the Employee accepts the office, on the terms and conditions set forth in this AGREEMENT.

2. Term

The appointment shall commence with effect from                until                  or until terminated in accordance with the provisions of this agreement.  Your probation period will be 3 months. Extension of the term will be reviewed on each anniversary of employment.

3. Remuneration

The fixed total payments including all benefits of the Employee for his services shall be at the rate of                  per year for the term of this agreement and paid on a monthly basis. The fixed payment shall be reviewed on each anniversary of employment pursuant to this agreement or on the day in which the company makes an IPO, whichever is earlier.

4. Stock Option

The Employee shall be granted                options under Cathay Industrial Biotech Ltd. Stock Option Plan. The option exercise price shall be defined by the Board of the Directors of the Employer based on the valuation at the time that the options are granted. The options will be vested over a period of four (4) years starting from the grant date, 25% on each anniversary of the grant date.

5. Authority

(1) The Employee shall have, subject always to the general or specific instructions and directions of the Supervisors, all necessary power and authority to manage and direct the business and affairs of the Employer (except only the matters and duties as by law must be transacted or performed by the Supervisors), including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Employer after obtaining written instructions and authorization from the Supervisors to do so.

(2) The Employee shall conform to all lawful instructions and directions given to his by the Supervisors, and obey and carry out the by-laws of the Employer.

6. Service

(1) The Employee, after commencing full-time employment and throughout the term of his appointment, shall devote his full time and attention to the business and affairs of the Employer and its subsidiaries and shall not, without the consent in writing of the Board of Directors of the Employer undertake any other business or occupation or become a director, officer, employee or agent of any other company, firm or individual.

(2) The Employee shall well and faithfully serve the Employer and its subsidiaries and parents and use his best efforts to promote the interests thereof and shall not disclose the private affairs or trade secrets of the Employer and its subsidiaries to any person other than the Directors of the Employer or for any purposes other than those of the Employer any information the Employee may acquire in relation to the Employer’s business.

7. Non-Competition

(1) The Employee agrees with and for the benefit of the Employer that for a period of twelve (12) months from the date of termination of the Employee’s employment, however caused, the Employee will not for any reason, directly or indirectly, either as an individual or as a partner or joint venture or as an employee, principal, consultant, agent, shareholder, officer, director, or salesperson for any person, firm, association, organization, syndicate, company or corporation, or in any other manner:

(a)                                  carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his name or any part of it to be used or employed by any person, business, firm, association, syndicate, company, organization or corporation concerned with or engaged or interested in a business which is the same as, or competitive with, the business of the Employer including, without limitation, any business relating to biotechnology commerce research, development and implementation, or

(b)                                 solicit or accept business with respect to products competitive with those of the Employer from any of the Employer’s customers, wherever situate;

provided that the Employee shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of the Employer, provided that the Employee shall not directly or indirectly, own more than 1% of the issued share capital of the public company, or participate in its management or operation or in any advisory capacity.

(2) The Employee further agrees that, during employment pursuant to this agreement and for a period of twelve (12) months following termination of employment, however caused, the Employee will not hire or take away or cause to be hired or taken away any employee of the Employer or, following termination of the Employee’s employment, any employee who was in the employ of the Employer during the twelve (12) months preceding termination.

8. Confidential Information

(1) The Employee acknowledges that as an executive of the Employer and in any other position as the Employee may hold, the Employee will acquire information about certain matters and things which are confidential to the Employer, and which information is the exclusive property of the Employer, including:

(a)                                  product design and manufacturing information;

(b)                                 names and addresses, buying habits and preferences of present customers of the Employer, as well as prospective customers;

(c)                                  pricing and sales policies, techniques and concepts;

(d)                                 trade secrets, and

(e)                                  other confidential information concerning the business operations or financing of the Employer.

(2) The Employee acknowledges the information as referred to in paragraph 8(1) could be used to the detriment of the Employer. Accordingly, the Employee undertakes not to disclose same to any third party either during the term of the Employee’s employment except as may be necessary in the proper discharge of his employment under this agreement, or for five (5) years after the term of his employment, however caused, except with the written permission of an officer of the Employer. The Employee also agrees that the unauthorized disclosure of any such information during the life of this agreement shall justify the immediate termination of this agreement by the Employer.

(3)The obligations of paragraphs 8(1) and (2) for five years after termination of employment shall not apply to any information which (a) at the time of employment is already in the possession of the employee, or (2) becomes public knowledge through no fault of the employee, or (3) is lawfully received by the employee from a third party, who has the right to disclose the confidential information to a third party.

(4) The Employee acknowledges that in addition to any and all rights of the Employer, the Employer shall be entitled to injunctive relief in order to protect the Employer’s rights and property as set out in paragraphs 1 and 2 of this section.

(5) The Employee understands and agrees that the Employer has a material interest in preserving the relationship it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Employee agrees that the restrictions and covenants contained in paragraph 7 and those contained in paragraph 8 of this agreement and the Employee’s agreement to it by his execution of this agreement, are of the essence to this agreement and constitute a material inducement to the Employer to enter into this agreement and to employ the Employee, and that the Employer would not enter into this agreement absent an inducement. Furthermore, the claim or cause of action by the Employee against the Employer whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants or restrictions provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this agreement or the application of any other covenant or provision.

9. Vacation

The Employee shall be entitled during each year to                    days paid vacation, besides the national public holidays, starting in the first year. The vacation shall be taken at the time or times as the Supervisors may determine or approve. The Employee shall be allowed to carry forward any unused vacation into the next calendar year but not further.

10. Termination of Employment

(1) The parties understand and agree that this agreement may be terminated in the following manner in the specified circumstances:

(a)                                  by the Employee, at any time, for any reason, on the giving of three(3)  months’ written notice to the Employer. The Employer may waive notice, in whole or in part.

(b)                                 by the Employer, in its absolute discretion, without any notice or pay in lieu thereof, for cause. For the purposes of this agreement, cause that includes the following:

(i)                                     any material breach of the provisions of this agreement;

(ii)                                  the commission of an act of bankruptcy by the Employer or compounding with its creditors generally;

(iii)                               conviction of the Employee of a criminal offence;

(iv)                              Committed any breach of fiduciary duty or intentional misconduct against the Company or gross dereliction of duty as a result of which the Company’s interest is prejudiced.

(v)                                 takes up employment (whether part-time or full-time) with an employer other than Cathay industrial biotech Ltd.

Failure by the Employer to rely on the provision of this paragraph in any given instance or instances, shall not constitute a precedent or be deemed a waiver.

(2) The parties understand and agree that the giving of notice or the payment of pay in lieu of notice by the Employer to the Employee on termination of the Employee’s employment shall not prevent the Employer from alleging cause for the termination.

(3) On termination of employment the Employee shall immediately resign all offices held (including directorships) in the company and save as provided in this agreement, the Employee shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation. If the Employee fails to resign as mentioned the Employer is irrevocably authorized to appoint some person in his name and on the Employee’s behalf to sign any documents or do any things necessary or requisite to give effect to it.

11. Employer’s Property

The Employee acknowledges that all items of any and every nature or kind created or used by the Employee pursuant to the Employee’s employment under this agreement, or furnished by the Employer to the Employee, and all equipment, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Employer at all times and shall be surrendered to the Employer, in good condition, promptly at the request of the Employer, or in the absence of a request, on the termination of the Employee’s employment with the Employer.

12. Assignment of Rights

The rights which accrue to the Employer under this offer shall pass to its successors or assigns. The rights of the Employee under this agreement are not assignable or transferable in any manner.

13. Notices

(1) Any notice required or permitted to be given to the Employee shall be sufficiently given if delivered to the Employee personally or if mailed by registered mail to the Employee’s address last known to the Employer, or if delivered to the Employee via facsimile.

(2) Any notice required or permitted to be given to the Employer shall be sufficiently given if mailed by registered mail to the Employer’s Head Office at its address last known to the Employee, or if delivered to the Employer via facsimile.

14. Severability

In the event that any provision or part of this agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

15. Entire Agreement

This letter constitutes the entire agreement between the parties with respect to the employment and appointment of the Employee and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment, consultant and appointment of the Employee by the Employer, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement.

16. Modification of Agreement

Any modification to this agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

17. Headings

The headings used in this agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

18. Governing Law

This agreement shall be construed in accordance with the laws of the People’s Republic of China.

IN WITNESS WHEREOF this agreement has been executed by the parties to it, the day, month and year first written.

Cathay Industrial Biotech Ltd.

CHAIRMAN & CEO	DR. Xiucai Liu

I accept the above offer, on the terms and conditions set forth in this letter.

Date: